Exhibit 2.1

January 17, 2007

via facsimile

Mr. William Irvine

One Source Equipment Rentals, LLC

7911 Brookbank Road

Willowbrook, IL 60527

Re:	Acquisition of One Source Equipment Rentals, LLC

Dear Mr. Irvine:

This letter will serve to inform you that pursuant to the provisions of Section 14 of the Amended and Restated Asset Purchase Agreement by and between Oakmont Acquisition Corporation and One Source Equipment Rental, LLC, et al. we are exercising our right to terminate the Agreement.

Very truly yours,

/s/ Michael C. Azar

Michael C. Azar

Xc:	Robert J. Skandalaris
Andrew M. Rooke
Thomas M. Hartman, Esq.
John Pembrooke, Esq.